AGREEMENT TO PURCHASE AND BEGIN MANUFACTURING

Adastra Labs Holdings Ltd. DBA Adastra Labs Inc. ("Customer"), agrees to purchase 1 unit(s) of, and/or 0 upgrades to, ExtractionTek Sales, LLC's ("ETS") The-Modular Extraction Platform™ M.e.P./C or the Mini-M.e.P., (the "Product(s)"), and any accompanying parts and/or accessories (the "Materials") and services according to the terms and conditions set forth in this Agreement to Purchase and Begin Manufacturing (this "Agreement").

I. Purchase, Deposit, and Delivery

The Customer shall purchase from ETS and ETS shall sell to the Customer the items set forth on sales order SO7902. The Customer shall pay ETS 50% of the full invoice amount at the time this Agreement is executed by the Customer. ETS shall hold the initial payment amount as a deposit to secure the order (the "Deposit"). If Customer is unable to obtain an approved permit for the operation of the Products and notifies ETS in writing of such failure, then ETS agrees to refund the Deposit without penalty or fee. When the Customer determines its permit process is not at risk or the permit is approved, the Customer shall request in writing commencement to manufacture the Products (the "Release To Manufacture"). The Customer shall notify ETS of the Release To Manufacture according to the Notice provision of this Agreement. Once ETS receives the Release To Manufacture, ETS shall send the Customer the Acknowledgement Form (defined below) and Customer will complete and sign. Customer agrees to pay ETS the remaining 50% of the full invoice (the "Balance Payment") prior to the authorized shipment date listed on the Acknowledgement Form. Customer agrees to pay all amounts payable to ETS when due, TIME BEING OF THE ESSENCE, including, without limitation, any such amounts payable as provided for herein, and shall pay any applicable freight charges, all applicable taxes and service charges.

On ETS's acceptance of the Deposit, ETS shall provide the Modular Extraction Platform Reference Manual to the Customer. Further, ETS will reserve a manufacturing spot for Customer Products. After receipt of the Release To Manufacture, ETS shall commence the manufacturing process for the Products, and send an acknowledgement form to the Customer confirming the lead time, shipping terms, shipment date, shipment location, and Customer point of contact for the shipment (the "Acknowledgment Form"). The Customer shall confirm the details of the Acknowledgment Form in writing, and Customer shall promptly notify ETS in writing of any changes to the Acknowledgment Form. If, after Customer confirmation of the terms of the Acknowledgment Form, Customer makes any changes to the shipping and delivery terms, including but not limited to changing the shipping location and shipping date, then the Customer may be subject to additional fees and expenses.

All Products and Materials are shipped according to the terms of the Acknowledgment Form. If the Customer for any reason fails to accept delivery of the Products and/or Materials at the date and location agreed to by the parties, or if ETS is unable to deliver the Products on such date or at such location because Customer has not provided appropriate instructions, documents, licenses, or authorizations: (i) risk of loss to the Products and/or Materials shall pass to Customer; (ii) the Products and/or Materials shall be deemed to have been delivered; and (iii) ETS may in its sole and absolute discretion either store the Products and/or Materials, or return the Products and/or Materials to ETS. Customer shall reimburse ETS for any and all fees and expenses ETS incurs for storage, shipment, restocking, or other costs that arise from a failure to deliver or accept the Products and/or Materials. Until Customer reimburses ETS for the aforementioned expenses, ETS shall not redeliver the Products and/or Materials, accept any new order from Customer, and/or release the Products and/or Materials to the Customer. Title to the Products and/or Materials shall transfer to the Customer when the Products and/or Materials are released to the Customer at the delivery point established in the Acknowledgement Form.

If there is no Acknowledgment Form, or other written agreement signed by both parties, then the following shipment delivery date and shipment terms control. The estimated delivery date as agreed upon by ETS and the Customer and stated in this Agreement is 6 weeks from ETS's receipt of the Release To Manufacture. ETS shall ship the Products and/or Materials FOB to Customer's address on file. Furthermore, if these is no Acknowledgement Form, then the Customer shall pay ETS the Balance Payment within 2 weeks of the Release To Manufacture.

II. Returns

Customer acknowledges and agrees any return is subject to the following return policy. Customer shall notify ETS of a return request, then:

1. ETS may accept return of an unused Product and refund the Customer's purchase price paid for the Product less a fifteen percent (15%) restocking fee; and

2. ETS may accept return of an unused Material and refund the Customer's purchase price paid for the Material less a fifteen percent (15%) restocking fee.

O: 720.515.9254	ExtractionTek Sales LLC 2190 W Bates Ave. Englewood, CO 80110	sales@ExtractionTek.com

ETS WILL NOT ACCEPT A USED PRODUCT OR MATERIAL. CUSTOMER WILL RECEIVE NO REFUND FOR A RETURN OR ATTEMPTED RETURN OF A USED PRODUCT OR MATERIAL.

The Customer shall pay, and bear the risk of loss, for any Products and/or Materials shipped pursuant to a return under this Section II. ETS may require additional documentation from the Customer before accepting any return. ETS shall provide to Customer the necessary information to complete a return upon ETS's acceptance of a return request. ETS shall refund any amounts owed to a Customer under this Section II no later than thirty (30) days after receipt of the returned Product and/or Material. ETS may accept or refuse any return within its reasonable discretion.

III. Limited Warranty

ETS warrants the Products meet or exceed the following industry listed standards: Arizona Fire Code, 2016 Edition (Based upon IFC 2012); California Fire Code, 2016 Edition (Based upon IFC 2015); International Fire Code, 2018 Edition; New York State Uniform Fire Prevention and Building Code 2017; Oregon Fire Code 2014 (Based upon IFC 2012); Washington Fire Code, 2015 Edition (WAC 51 - 54A, Based upon IFC 2015); NFPA 1 Fire Code, 2018 Edition; NFPA 58 Liquefied Petroleum Gas Code, 2017 Edition; ASME Boiler and Pressure Vessel Code, Section VIII, 2017 Edition. Furthermore, ETS warrants that the Products have a Canadian Registration Number ("CRN") in the province to which the herein referenced sales order is shipping.

Subject to the terms and conditions of this Section III, ETS warrants the Products against any defects in material or workmanship under normal use (the "Limited Warranty"). This Limited Warranty applies only to Products manufactured by ETS. This Limited Warranty will remain in force for five (5) years from the date the Customer takes possession of the Product (the "Warranty Period").

During the Warranty Period, ETS, at its sole and absolute discretion, shall either repair or replace, at no charge, Products or parts of a Product that prove defective because of improper material or workmanship under normal use and maintenance. Customer is responsible for cleaning, lubricating, and replacing filters and gaskets, and for all other normal maintenance services that industrial machinery requires. See your ETS Manual for full details on a standard maintenance schedule.

Consumables are expressly excluded from this warranty and include materials, parts and other items which are designed or expected to be replaced periodically, including without limitation gaskets, filters, bolt accessories, and other expendable, wear or consumable items. Consumables are the Customer's responsibility, which shall replace them at its own cost as the need arises and as may be recommended by ETS.

Customer understands that ETS is not the manufacturer of all elements of the Product purchased by the Customer, and that the only warranties for elements not manufactured by ETS are those of the particular element third-party manufacturer. If available, ETS shall supply such warranty terms of third-party manufacturers to the Customer. For the avoidance of doubt, ETS makes no warranties, express or implied, regarding elements manufactured by third parties.

IV. Disclaimers

CUSTOMER UNDERSTANDS THAT THE PRODUCT OFFERED HAS INHERENT DANGERS AND CUSTOMER ASSUMES ALL RISKS OF USING THE PRODUCT. THE RISKS POSED BY THE PRODUCTS INCLUDE, BUT ARE NOT LIMITED TO, INJURY OR DEATH. CUSTOMER UNDERSTANDS THAT ETS MAKES NO GUARANTIES AND NO GUARANTIES ARE GIVEN OR IMPLIED BY ETS TO THE EFFECTIVENESS OR SAFETY OF THE PRODUCT.

EXCEPT AS STATED IN SECTION III, THE PRODUCTS ARE PROVIDED WITHOUT WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WARRANTY OF NONINFRINGEMENT, ANY WARRANTY RELATING TO THIRD PARTY SERVICES, ANY WARRANTY THAT THE PRODUCTS ARE OF GOOD QUALITY, OR ANY WARRANTY THAT THE PRODUCTS ARE IN GOOD WORKING ORDER. CUSTOMER HEREBY DISCLAIMS ANY RELIANCE OR INDUCEMENT BASED UPON ANY PRODUCTS BROCHURES, LITERATURE, ON- LINE CONTENT OR OTHER WRITTEN OR VERBAL STATEMENTS OR DESCRIPTIONS WITH RESPECT TO PRODUCTS, EXCEPT TO THE EXTENT SUCH STATEMENTS OR DESCRIPTIONS ARE EXPRESSLY SET FORTH IN THE LIMITED WARRANTY.

IN NO EVENT SHALL ETS BE LIABLE FOR ANY INCIDENTAL, DIRECT, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES TO PROPERTY OR LIFE, INCLUDING BUT NOT LIMITED TO, PRODUCT LIABILITY, NEGLIGENCE, INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS WITH RESPECT TO ANY PRODUCT, STRICT LIABILITY, OR OTHER THEORY OF LIABILITY, WHATSOEVER ARISING OUT OF OR CONNECTED WITH THE USE OR MISUSE OF THE PRODUCT SOLD TO CUSTOMER.

O: 720.515.9254	ExtractionTek Sales LLC 2190 W Bates Ave. Englewood, CO 80110	sales@ExtractionTek.com

CUSTOMER EXPRESSLY WAIVES ANY RIGHT TO INDEMNIFICATION FROM ETS AGAINST ANY CLAIM MADE AGAINST CUSTOMER BY A THIRD PARTY ARISING FROM THIS AGREEMENT, PRODUCTS, OR MATERIALS.

THE PROVISIONS OF THIS SECTION ARE INDEPENDENT OF, SEVERABLE FROM, AND TO BE ENFORCED INDEPENDENTLY OF ANY OTHER ENFORCEABLE OR UNENFORCEABLE PROVISION OF THIS AGREEMENT.

V. Miscellaneous

Termination. In addition to any remedies that may be provided in this Agreement, ETS may terminate this Agreement with immediate effect upon written notice to Customer, if Customer: (i) fails to pay any amount when due under this Agreement; (ii) has not otherwise performed or complied with any of the terms of this Agreement, in whole or in part; or (iii) becomes insolvent, files a petition for bankruptcy or commences or has commenced against it proceedings relating to bankruptcy, receivership, reorganization or assignment for the benefit of creditors.

Applicability. Unless agreed to in writing by ETS, any change by Customer to this Agreement and/or related documents, including the Acknowledgement Form, is null and void. This Agreement prevails over any of Customer's general terms and conditions regardless whether or when Customer has submitted such terms. This Agreement expressly limits Customer's acceptance to the terms of this Agreement and the related documents referenced herein. Execution of this Agreement constitutes acceptance of the terms and conditions of this Agreement.

Entire Agreement. Except as may be expressly provided otherwise herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. No prior or contemporaneous representations, inducements, promises, or agreements, oral or otherwise, between the parties with reference thereto will be of any force or effect. Each party represents and warrants that, in entering into and performing its obligations under this Agreement, it does not and will not rely on any prior promise, inducement, or representation allegedly made by or on behalf of the other party with respect to the subject matter hereof, nor on any course of dealing or custom and usage in the trade, except as such promise, inducement, or representation may be expressly set forth herein.

Notice. Any notice under this Agreement shall be in writing (which may include email) and may be served by leaving it or sending it to the address of the other party, in a manner that ensures receipt of the notice can be proved. For purposes of this Agreement, ETS's address is the address set forth in the footer of this Agreement, and the Customer's address is the address on file at ETS. Either party may change the address for notice according to the terms of this provision.

Indemnity. Customer shall defend, indemnify and hold harmless ETS and ETS's parent company, subsidiaries, affiliates, successors or assigns and respective directors, officers, shareholders, managers, members, and employees (collectively, "Indemnitees") against any and all loss, injury, death, damage, liability, claim, deficiency, action, arbitration, judgment, interest, award, penalty, fine, cost or expense, including reasonable attorney and professional fees and costs, and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers (collectively, "Losses") arising out of or occurring in connection with (a) the Products and/or Materials purchased by Customer; (b) Customer's negligence, willful misconduct or breach of any of the warranties and/or other term or condition of this Agreement or any related document; (c) relating to a purchase of a Product by any person or entity purchasing directly or indirectly through Customer and not directly relating to a claim of Limited Warranty breach; (d) relating to any failure by Customer or its personnel to comply with any applicable local, state, or federal law, regulation, decree, or other acts of any jurisdiction; or (e) alleging that the Customer breached its agreement with a third party as a result of or in connection with entering into, performing under or terminating this Agreement. Customer shall not enter into any settlement without ETS's prior written consent.

Intellectual Property. Customer, its agents, employees and representatives hereby acknowledge ETS's ownership of all right, title and interest in all patents, pending patent applications, trademarks, trade names, service marks and copyrights associated with the Products and/or Materials ("IP"). Customer, its agents, employees and representatives further acknowledge that it shall acquire no interest in the IP by virtue of this Agreement.

Confidentiality. All non-public, confidential or proprietary information of ETS, including, but not limited to, the terms of this Agreement, specifications, samples, patterns, designs, plans, drawings, documents, data, business operations, customer lists, pricing, discounts or rebates, disclosed by ETS to Customer, whether disclosed orally or disclosed or accessed in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as "confidential," in connection with this Agreement is confidential, solely for the use of performing this Agreement and may not be disclosed or copied unless authorized by ETS in writing. Upon ETS's request, Customer shall promptly return all documents and other materials received from ETS. ETS shall be entitled to injunctive relief for any violation of this provision. This provision shall not apply to information that is: (a) in the public domain; (b) known to the Customer at the time of disclosure; or (c) rightfully obtained by the Customer on a non-confidential basis from a third party.

O: 720.515.9254	ExtractionTek Sales LLC 2190 W Bates Ave. Englewood, CO 80110	sales@ExtractionTek.com

Amendments; Waiver. This Agreement may not be amended except in a writing signed by the authorized representatives of both parties. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the party sought to be charged therewith. The failure of either party to enforce any provision of this Agreement shall not constitute or be construed as a waiver of such provision or of the right to enforce it at a later time.

Survival. All provisions of this Agreement which by their nature should survive termination shall survive termination.

Counterparts. This Agreement may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts constitute one and the same instrument. Manually-executed counterparts or counterparts executed by means of an electronic signature may be delivered via email or in faxed or scanned electronic form or by means of such electronic signature service provider, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart hereof so signed by each of the parties.

Authority. Both parties represent and warrant it has the necessary authority to enter into this Agreement and carry out its duties and obligations hereunder.

Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, successors, and permitted assigns.

Relationship of the Parties. Nothing contained in this Agreement shall be construed as creating any agency, partnership, franchise, business opportunity, joint venture or other form of joint enterprise, employment or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever. No relationship of exclusivity shall be construed from this Agreement.

No Third-Party Beneficiaries. Except for the Indemnitees, this Agreement benefits solely the parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Force Majeure. No party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other party under this Agreement), when and to the extent the failure or delay is caused by or results from acts beyond the impacted party's ("Impacted Party") control, including the following force majeure events ("Force Majeure Events"): (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) requirements of law; (e) actions, embargoes, or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; (g) national or regional emergency; (h) strikes, labor stoppages, or slowdowns or other industrial disturbances; and (i) shortage of adequate power or transportation facilities. A party's economic hardship, the current COVID-19 pandemic, or changes in market conditions are not considered Force Majeure Events. The Impacted Party shall give notice to the other party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of the Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party's failure or delay remains uncured for a period of ninety (90) days following notice given by it under this provision, either party may thereafter terminate this Agreement on thirty (30) days' notice.

Compliance with Law. Customer is in compliance with and shall comply with all applicable laws, regulations and ordinances, including but not limited to, all export, import, and anti-corruption laws. Customer has and shall maintain in effect all the licenses, permissions, authorizations, consents and permits that it needs to carry out its obligations under this Agreement.

O: 720.515.9254	ExtractionTek Sales LLC 2190 W Bates Ave. Englewood, CO 80110	sales@ExtractionTek.com

Choice of Law. This Agreement, including all exhibits, schedules, attachments and appendices attached to this Agreement and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Colorado, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Colorado. For the avoidance of doubt, the United Nations Convention on Contracts for the International Sale of Goods is expressly and entirely excluded.

Choice of Forum. Each party irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever against the other party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments, and appendices attached to this Agreement, and all contemplated transactions, including contract, equity, tort, fraud, and statutory claims, in any forum other than the courts of the State of Colorado sitting in the City and County of Denver, and any appellate court from any thereof. Each party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation, or proceeding only in the courts of the State of Colorado sitting in the City and County of Denver. Each party agrees that a final judgment in any such action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this Agreement, including exhibits, schedules, attachments, and appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments or appendices attached to this Agreement, or the transactions contemplated hereby.

Severability. If any provision, term or condition of this Agreement is found invalid, illegal or unenforceable in any jurisdiction, then the invalid or unenforceable provision will be deemed superseded by a valid, enforceable provision that most closely matches the intent of the original provision and the remainder of this Agreement will remain in full force and effect.

Modification of Terms and Conditions. ETS reserves the right to change the terms, conditions and notices under which the Products and Materials are offered.

Sign below if you read, understand, and agree to the terms and conditions of this Agreement.

O: 720.515.9254	ExtractionTek Sales LLC 2190 W Bates Ave. Englewood, CO 80110	sales@ExtractionTek.com

ACKNOWLEDGEMENT FORM

We are ready to schedule your machine into production. In order for us to proceed, please review the below information, make any required changes, and sign and date to indicate your agreement with the listed information or populate the blank fields. For further details, please reference your Agreement to Purchase and Begin Manufacturing.

Sales Order Number: SO7902

Shipping terms: FOB [Customer Address]. Freight prepaid.

Delivery point: [Customer Address].

Shipment date: On or about TBD per agreement terms above and subject to Release to Manufacture. We will provide tracking information when the order is shipped.

Shipment location: You order will be shipped to:

Address: ______________

Customer primary point of contact:

Name: Andrew Hale

Email: andy@adastralabs.ca

Phone: 778-980-0655

Address: 5452 275th Street
Langley, BC V4W 3X8
Canada

I have read, reviewed, and made any necessary changes to this Acknowledgement Form. I further acknowledge and agree the terms and conditions of this Acknowledgement Form are governed by my Agreement to Purchase and Begin Manufacturing.

Signature: /s/ Andrew M. Hale

Name: Andrew M. Hale

Date: September 4, 2020

O: 720.515.9254 ExtractionTek Sales LLC sales@ExtractionTek.com
2190 W Bates Ave.
Englewood, CO 80110

O: 720.515.9254	ExtractionTek Sales LLC 2190 W Bates Ave. Englewood, CO 80110	sales@ExtractionTek.com